Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Tracy Shilobrit

Manpower Inc.

+1.414.906.6088

tracy.shilobrit@manpower.com

Manpower Inc. Names Francoise Gri as President of Manpower France

MILWAUKEE, WI, USA (Feb 28, 2007) – Manpower Inc. (NYSE:MAN) today named Francoise Gri as president of its French operating unit, which accounted for $6 billion, or 34 percent, of its total revenues in 2006.  Gri, 49, joins Manpower in March, coming from IBM where she was president and director general of its France and North Africa division.  In both 2005 and 2006, she was named to Fortune’s 50 Most Powerful Women in Business – International.

“Francoise is a high caliber individual who will clearly enhance Manpower France’s already strong management team and will enable us to maintain the momentum that we have built in France long into the future,” said Jeffrey A. Joerres, chairman and CEO of Manpower Inc.

During her 26-year tenure with IBM, she has held various leadership roles including: regional general manager of France, Belgium and Luxembourg; vice president of marketing and channels software for IBM EMEA; and executive of e-business solutions for IBM EMEA.

A graduate of ENSIMAG in Grenoble, France, Gri also holds a number of leadership positions in business and academic circles.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

# # #

MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE 414-961-1000 • www.manpower.com